ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Abraxas Provides Reserve and Operational Update

San Antonio (February 15, 2017) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following reserve and operational update. Highlights include:

•	Proved reserves grew 1.5 MMBoe to 44.7 MMBoe for the year ending December 31, 2016

•	Production of 6,181 Boepd at the approximate midpoint of guidance for the year ending December 31, 2016 despite 175 Boepd of asset sales during 2016

•	Capital expenditures of $31.7 million 9% below revised guidance

•	All operations on track with original schedule

December 31, 2016 Reserves
As of December 31, 2016, Abraxas’ proved oil and natural gas reserves consisted of approximately 44.7 MMBoe, a net increase of 1.5 MMBoe over 2015 year end reserves of 43.2 MMBoe. December 31, 2016 reserves consisted of approximately 24.2 million barrels of oil, 8.6 million barrels of NGLs and 70.8 billion cubic feet of natural gas. Proved developed producing reserves were 13.9 MMBoe and comprised 31% of proved reserves as of December 31, 2016. The SEC-priced pre-tax PV-10(1) (a non-GAAP financial measure) was $160.6 million, using 2016 average prices of $42.74/bbl of oil and $2.50/mcf of natural gas. Realized pricing, including differentials, used in this calculation equated to $35.54/bbl of oil and $1.41/mcf of natural gas.

The majority of the reserve additions came from the Williston Basin, where Abraxas benefited from an upward revision in the Company’s Middle Bakken type curve to 832 MBoe from 530 MBoe at December 31, 2015 (853 MBoe at strip pricing which extends the economic life of the well). Abraxas also benefited from an upward revision in the Company’s first bench Three Forks type curve to 709 MBoe from 530 MBoe at December 31, 2015 (726 MBoe at strip pricing which extends the economic life of the well). In Ward County, Abraxas also added 5 gross (1.8 net) locations of proved undeveloped reserves on the Company’s Caprito lease in the Wolfcamp A2 zone at 571 MBoe (588 MBoe at strip pricing which extends the economic life of the well). Abraxas also sold 1.2 MBoe of reserves during 2016.

The independent reserve engineering firm DeGolyer and MacNaughton prepared a complete engineering analysis on 98% of Abraxas’ proved reserves on a Boe basis.

The following table outlines changes in Abraxas’ proved reserves from December 31, 2015:

	Oil (MMbbl)	Natural Gas (Bcf)	NGL (MMbbl)	Total (MMBoe)
Proved Reserves December 31, 2015	24.1	75.0	6.6	43.2
Additions	1.2	1.2	0.2	1.5
Purchases	—	—	—	—
Revisions	1.4	(1.60)	2.3	3.4
Sales	(1.10)	(0.70)	(0.10)	(1.20)
Production	(1.40)	(3.10)	(0.40)	(2.20)
Proved Reserves December 31, 2016	24.2	70.8	8.6	44.7

Fourth Quarter and Year End 2016 Production and CAPEX Update
Production for the fourth quarter of 2016 is expected to average approximately 7,955 Boepd (4,923 barrels of oil per day, 10,087 mcf of natural gas per day, 1,350 barrels of NGL per day). Abraxas volumes were partially impacted by freeze offs in the Bakken and Permian in December 2016. During 2016, Abraxas also successfully closed two asset sales with approximately 175 Boepd of associated production and effective

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

dates of June 1 and October 1, 2016. Despite the curtailments and asset sales, production for the year ending December 31, 2016 averaged approximately 6,181 Boepd (3,750 barrels of oil per day, 8,633 mcf of natural gas per day, 993 barrels of NGL per day) or the approximate midpoint of Abraxas’ guidance of 6,200 Boepd.

Capital expenditures for the year ended December 31, 2016 are expected to be approximately $31.7 million or approximately 9% below the Company’s revised $35 million budget.

Delaware Basin
In Ward County, Texas, Abraxas recently spud a two well pad in the Caprito 98-201H and Caprito 98-301H in February, 2017. The Caprito 98-301H will target the Wolfcamp A2 zone, which Abraxas targeted in the Caprito 99-101H (renamed to the Caprito 99-302H). The Caprito 98-201H will target an additional prospective zone in the Wolfcamp A1. Abraxas estimates it will own a working interest of approximately 88% in the Caprito 98-201H and 98-301H, respectively.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Company completed the intermediate sections of the Stenehjem 6H-9H and the lateral of the Stenehjem 9H. Abraxas is currently drilling the lateral of the Stenehjem 8H. Abraxas working interest in the Stenehjem 6H-9H is approximately 75%.

Eagle Ford/Austin Chalk
In Atascosa County, Texas, Abraxas plans to spud an Eagle Ford test in April 2017 on the Company’s Red Eye Unit. Although Abraxas remains encouraged by the Austin Chalk, the Company believes enhanced completion techniques (specifically the use of diverters) could significantly improve the economic viability when applied to the Eagle Ford formation. Testing the Eagle Ford will have the added benefit of holding acreage through the entire lower Eagle Ford and maintaining the Austin Chalk rights. Abraxas will have a 100% working interest in the Red Eye 1H.

Bob Watson, President and CEO of Abraxas commented, “We are pleased to report our fifth consecutive year of significant production and reserve growth. Obviously, 2016 was a transformational year as our change in Bakken completion design led to a significant increase in our Bakken type curve and our first Wolfcamp completion opened up a multi-year low-risk development for Abraxas. Although the last two weeks of 2016 were plagued by downtime caused by freeze-offs, we are pleased that our annual production guidance still came in at the middle of the range. On the positive front, our gas volumes in the Permian, which were curtailed for almost a year and a half, have been producing at full rates since mid-January. We expect this to continue as a result of our third party processer making substantial upgrades to their facility.”

“We are embarking on a more aggressive development campaign in 2017 to capitalize on our 2016 success. By the end of the second quarter of 2017 we should have four operated Bakken wells, two operated Permian wells and one operated Eagle Ford well on production or set for completion. This will lead to a significant increase in our daily volumes. With a pristine balance sheet with over $95 million of liquidity, a solid hedging profile and a multi-year inventory of highly economic development wells ahead of us in the Bakken and Wolfcamp, we are well positioned to drive multiple-years of exceptional growth and returns for our shareholders.”

(1)	The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2015 and 2016:

	December 31,
(in thousands)	2015	2016
PV-10	$197,251	$160,600
Present value of future income taxes discounted at 10%	—	—
Standardized measure of discounted future net cash flows	$197,251	$160,600

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com